                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Shopko Stores Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO]
ShopKo(R)
    STORES INC.

                              SHOPKO STORES, INC.

                 NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 2002

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

   Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Wednesday, May 29, 2002 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, for the following purposes:

      1) To elect two directors of the Company to serve for three-year terms;

      2) To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 1, 2003; and

      3) To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on April 12, 2002 are entitled to one vote for each share held of record at that time.

   IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Peter G. Vandenhouten
                                          Secretary

April 29, 2002

                              SHOPKO STORES, INC.

                                700 PILGRIM WAY
                                P.O. BOX 19060
                        GREEN BAY, WISCONSIN 54307-9060

                                PROXY STATEMENT

   This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (the ''Company'') of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders (the ''Annual Meeting'') to be held on May 29, 2002 at 10:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, and at any adjournment of that meeting.

   A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors, and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

   This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about April 29, 2002.

   The Company's Common Stock, $0.01 par value (''Common Stock''), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on April 12, 2002 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 28,742,710 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

                                    ITEM 1

                             ELECTION OF DIRECTORS

   Pursuant to the Company's Articles of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. Martha A. McPhee and Gregory H. Wolf are nominated to serve three-year terms expiring at the 2005 Annual Meeting of Shareholders.

Vote Requirement to Elect Nominees; Board Recommendation


   Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the two directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast ''against'' a candidate are not given legal effect and are not counted as votes cast.

   The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Ms. McPhee and Mr. Wolf are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

   Set forth below is certain information, as of February 2, 2002, concerning Ms. McPhee, Mr. Wolf and the five directors of the Company whose terms of office will continue after the Annual Meeting:

                           Nominees for Election as
                   Class II Directors for Terms Expiring at
                          the Annual Meeting in 2005

Martha A. McPhee; 46; director of the Company since March, 2002; Senior Vice
       President and Chief Operating Officer for American Public Media Group and its subsidiaries, Minnesota Public Radio, Southern California Public Radio and the Greenspring Companies since 2000; from 1989 to 2000, Ms. McPhee served in various executive positions with BRW, Inc./URS Corporation, an engineering consulting firm, most-recently as Senior Vice President and Chief Operating Officer of the Transportation Division.
Gregory H. Wolf; 45; director of the Company since November, 1998; Division
        President of Cigna Inc., an employee benefit provider, since September, 2001; from January, 2000 to June, 2001 Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services; prior thereto, he was an officer of Humana, Inc., a provider of managed healthcare products and services, from October, 1995 to August, 1999, including President, Chief Executive Officer and Director from December, 1997 to August, 1999.

                   Class III Directors Whose Terms Expire at
                          the Annual Meeting in 2003

Jack W. Eugster; 56; director of the Company since September, 1991 and Chairman of the Board since May, 2001; he was the Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1986 until his retirement in January, 2001. Mr. Eugster is also a director of Best Buy Co., Inc. and Donaldson Company, Inc.

Stephen E. Watson; 57; director of the Company since July, 1997; President,
        Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer of outdoor recreational equipment and clothing, since November, 1997; he held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors from 1972 until his retirement in March, 1996, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until March, 1996. Mr. Watson is also a director of Retek, Inc.

                    Class I Directors Whose Terms Expire at
                          the Annual Meeting in 2004

Jeffrey C. Girard; 54; director of the Company since June, 1991; effective
        April 9, 2002, Mr. Girard became the Vice Chairman, Finance and Administration, and Interim-Chief Executive Officer of the Company; previously he was President of Girard & Co. of Minneapolis, Minnesota, a private consulting company from 1999 to 2002, and served as Adjunct Professor at the Carlson School of Management, University of Minnesota from 1997 to 1999; prior thereto he was Executive Vice President and Chief Financial Officer of Supervalu, Inc. from October, 1992 to July, 1997.-

Dale P. Kramer; 62; director of the Company since August, 1991; Chairman of the
     Board from July, 1997 to March, 2000; President and Chief Executive Officer of the Company from February, 1991 to March, 1999; prior thereto, he served as the Company's Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Mr. Kramer was employed by the Company in various other positions since 1971.

John G. Turner; 62; director of the Company since August, 1999; Vice Chairman,
     ING Americas and General Manager and Chief Executive Officer, ING Mutual Funds and Institutional Asset Management-U.S. since the acquisition of ReliaStar Financial Corp. by the ING Group in September, 2000 until December, 2001; prior thereto held numerous executive offices within Reliastar, including Chairman and Chief Executive Officer from 1993 to September, 2000. Mr. Turner is also a director of Hormel Foods Corporation.

Board of Directors and Committees

   The Board of Directors held 8 meetings in the fiscal year ended February 2, 2002. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and those of the committees of which such director is a member.

   The Board has two standing committees: the Compensation and Stock Option Committee and the Audit Committee. While the Board does not have a standing nominating committee, the Compensation and Stock Option Committee has undertaken the role of identifying, recruiting and recommending for election new director candidates.

   The Compensation and Stock Option Committee is currently comprised of Messrs. Eugster (Chairman), Turner and Watson. The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's employee stock option and stock incentive plans. In addition, the Compensation and Stock Option Committee reviews the President's recommendations on (i) compensation of all executive-level corporate officers, (ii) granting of awards under the Company's compensation and benefit plans and (iii) adopting and changing major corporate compensation policies and practices, and reports its actions and recommendations to the full Board of Directors. The Compensation and Stock Option Committee met 4 times in the fiscal year ended February 2, 2002.

   As of February 2, 2002, the Audit Committee was comprised of Messrs. Girard (Chairman), Watson and Wolf. Effective April 8, 2002, Mr. Girard resigned as Chairman of the Audit Committee to assume an executive position with the Company, becoming Vice Chair, Finance and Administration, and Interim-Chief Executive Officer. Prior to his resignation, Mr. Girard was, and Messrs. Watson and Wolf are ''independent'' within the meaning of the listing standards of the New York Stock Exchange and it is anticipated that the Board will appoint a director meeting such standards to replace Mr. Girard at the next Board of Directors meeting. The duties of the Audit Committee are to oversee the actions of the Company toward: (i) maintaining the reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices;
(ii) establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company; (iii) establishment and maintenance of processes to assure compliance by the Company with applicable laws and regulations; and (iv) overseeing the Company's relations with the independent public accountants. The Board of Directors has adopted a charter for the Audit Committee, which was attached to the proxy statement for the 2001 Annual Meeting of Shareholders. The Audit Committee met 4 times in the fiscal year ended February 2, 2002.

Director Compensation

   Each director who is not an employee of the Company receives an annual retainer fee of $25,000, a fee of $1,000 for each board meeting in which the director participates, and a fee of $1,000 for each committee meeting in which the director participates, if such committee meeting is not held on the same day as a board meeting. Non-employee chairpersons of the Board's committees receive an additional $2,000 annual retainer fee. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings.

   In May, 2001, Mr. Eugster was appointed as Chairman of the Board of Directors. As compensation for serving as Chairman of the Board, Mr. Eugster receives annual compensation of $400,000 in addition to his other Board compensation. As consideration for accepting the duties of Chairman, Mr. Eugster received an initial option to purchase 37,500 shares of Company Common Stock as well as 25,000 restricted shares of the Company Common Stock. For his duties, Mr. Eugster subsequently received an option to purchase an additional 80,800 shares of Company Common Stock.

   The Company's 1995 Stock Option Plan, as amended, 1998 Stock Incentive Plan, and 2001 Stock Incentive Plan authorize various stock incentive awards to non-employee directors. Messrs. Eugster, Girard, Kramer, Turner, Wolf and Watson were granted options to purchase 4,000 shares of Common Stock at $7.48 per share on June 5, 2001.

   Mr. Kramer entered into an agreement with the Company whereby Mr. Kramer provided certain consulting services to the Company. Pursuant to the agreement, the Company paid Mr. Kramer an annual fee of $130,000 (which included fees payable to Mr. Kramer for his services as a director of the Company) and reimbursed Mr. Kramer's reasonable out of pocket expenses. The agreement expired on February 2, 2002.

   In 2000, the Company retained Girard Financial Consulting, Mr. Girard's consulting company, to provide general business and financial consulting to the Company. The engagement terminated in March, 2001. Girard Financial Consulting received $27,500 with respect to consulting services provided in fiscal 2001.

   The Company has adopted a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer for the next four years their annual retainers and other fees. This Plan provides that (i) the participating director must defer 100 percent (minus applicable tax withholding and social security tax) of the director's fees under the Plan;
(ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120 percent of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in ten equal annual installments commencing upon the earlier of the participating director's termination as a director for any reason (including death) or the participating director's reaching age 70 (extended for up to five years for a director's initial deferral under the Plan). As of February 2, 2002, no current non-employee directors have elected to participate in this Plan.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) the directors and executive officers of the Company as a group (18 persons). Except as otherwise noted, information with respect to directors and executive officers is as of February 2, 2002.

                                                                       Amount and Nature
                                                                         of Beneficial
Name of Beneficial Owner                                                Ownership(1)(2)  Percent
------------------------                                               ----------------- -------
FMR Corp. (3).........................................................     3,362,500      11.7%
 82 Devonshire Street
 Boston, Massachusetts 02109

Dimensional Fund Advisors Inc. (4)....................................     2,296,900       8.0%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401

NewSouth Capital Management, Inc. (5).................................     2,669,458       9.3%
 1000 Ridgeway Loop Road, Suite 233
 Memphis, TN 38120

Barclays Global Investors, N.A. (6)...................................     1,768,972       6.2%
 45 Fremont Street
 San Francisco, CA 94105

Jack W. Eugster (7)...................................................       120,597         *

Jeffrey C. Girard.....................................................        13,000         *

Dale P. Kramer........................................................       322,000       1.1%

Martha A. McPhee (8)..................................................             0         *

William J. Podany (9) (10)............................................       210,750         *

John G. Turner........................................................        14,962         *

Stephen E. Watson.....................................................         9,465         *

Gregory H. Wolf.......................................................        52,500         *

Brian W. Bender (9)...................................................             0         *

Michael J. Bettiga (9)................................................        50,640         *

Steven T. Harig (9)...................................................        12,000         *

Michael J. Hopkins (9)................................................        48,000         *

Gary W. Ramsey (11)...................................................             0         *

All directors and executive officers as of February 2, 2002 as a group
  (18 persons)........................................................     1,013,814       3.5%

--------
*Less than 1%
 (1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Eugster 91,597 shares, Mr. Girard 7,000 shares, Mr. Kramer 232,000 shares, Mr. Podany 186,000 shares, Mr. Turner 6,762 shares, Mr. Watson 9,465 shares, Mr. Wolf 6,400 shares, Mr. Bettiga 48,240 shares, Mr. Harig 12,000 shares, Mr. Hopkins 48,000 shares, and all directors and executive officers as a group, 804,464 shares.
 (3) Based on Schedule 13G/A filed February 14, 2002. According to this filing, FMR Corp. has sole voting power as to 10,300 shares and sole dispositive power as to all 3,362,500 shares as of December 31, 2001. In addition, the interest of one person, Fidelity Low Priced Stock Fund, amounted to 2,723,600 shares or 9.48% of the outstanding shares as of December 31, 2001.
 (4) Based on Schedule 13G/A filed February 12, 2002. According to this filing, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all 2,296,900 shares.
 (5) Based on Schedule 13G filed February 15, 2002. According to this filing, NewSouth Capital Management, Inc. has sole voting power as to 2,150,758 shares, sole dispositive power as to 2,615,158 shares and shared dispositive power as to 54,300 shares as of December 31, 2001.
 (6) Based on Schedule 13G filed February 13, 2002. According to this filing, Barclays Global Investors, N.A. has sole voting and dispositive power as to 1,530,606 shares and Barclays Global Fund Advisors has sole voting and dispositive power as to 238,366 shares.
 (7) Includes 25,000 shares of restricted stock granted pursuant to the Company's 1998 Stock Incentive Plan.
 (8) Ms. McPhee was elected to the Board of Directors effective March 5, 2002.
 (9) The number of shares shown with respect to the Company's executive officers does not reflect funds from their respective ShopKo Stores, Inc. Shared Savings 401(k) Plans invested in Common Stock through the ShopKo Stock Fund. As of February 2, 2002, such executive officers' approximate ShopKo Stock Fund account balances were as follows: Mr. Podany $88,490.85 and Mr. Bettiga $16,640.69.
(10) Mr. Podany resigned as director, President and Chief Executive Officer effective April 8, 2002.
(11) Mr. Ramsey resigned from the Company effective November 14, 2001.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table (the ''Summary Compensation Table'') sets forth the compensation paid by the Company for each of the last three fiscal years to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers and one former executive officer of the Company:

                          SUMMARY COMPENSATION TABLE

                                                                                 Long term
                                                Annual Compensation         Compensation Awards
                                          -------------------------------- ---------------------
                                                                 Other
                                                                 Annual    Securities Underlying  All Other
           Name and                       Salary  Bonus       Compensation     Options/ SARs     Compensation
      Principal Position        Year(1)   ($)(2)  ($)(3)         ($)(4)             (#)             ($)(5)
      ------------------        -------   ------- -------     ------------ --------------------- ------------
William J. Podany(6)...........  2001     740,000       0            0             50,000            7,133(7)
                                 2000     768,462       0            0             75,000           50,377
                                 1999     625,000 750,000            0            175,000           64,816

Michael J. Hopkins.............  2001     392,200       0            0             15,000            7,302(8)
  President, Pamida              2000     407,285       0            0             25,000           72,738
                                 1999     322,385 285,354            0             25,000           31,264

Brian W. Bender................  2001     306,154       0            0             12,500           98,404(9)
  Sr. Vice President, Chief      2000(10)  95,769       0            0             40,000              464
  Financial Officer

Michael J. Bettiga.............  2001     304,615       0            0              7,500            8,089(11)
  Sr. Vice President, Stores/    2000     306,346       0            0             10,000           12,042
  Retail Health Operations       1999     262,880 184,016            0             10,000           29,851

Steven T. Harig................  2001     274,491  40,000(12)       80             10,000            7,184(13)
  Sr. Vice President, Planning,  2000     271,846       0        2,853             10,000           17,019
  Replenishment & Analysis,      1999     248,227 173,758        2,673             10,000           31,066
  Distribution & Transportation

Gary W. Ramsey(14).............  2001     270,000  50,000(15)        0             50,000           60,362(16)

--------
 (1) Refers to fiscal years ended on the following dates: 1999: January 29, 2000; 2000: February 3, 2001; and 2001: February 2, 2002.
 (2) The salaries shown for fiscal year 2000 reflect an extra bi-weekly pay period which occurred during the 53-week fiscal year.
 (3) Represents bonuses earned with respect to the indicated fiscal year, including any bonus earned pursuant to the Company's Executive Incentive Plan although all or a portion of such bonus may have been paid during the subsequent fiscal year.
 (4) Represents above market interest earned under the Company's Deferred Compensation Plan.
 (5) All Other Compensation for the listed individuals includes one or more of the following: Company-paid portion of individual life insurance policies; 401(k) Company match; and relocation expenses and tax adjustments in connection therewith.
 (6) Mr. Podany resigned as President and Chief Executive Officer of the Company effective April 8, 2002.
 (7) All Other Compensation for Mr. Podany includes the following: Company paid portion of individual life insurance policy: $166; and 401(k) Company match: $6,967.
 (8) All Other Compensation for Mr. Hopkins includes the following: Company paid portion of individual life insurance policy: $166; and 401(k) Company match: $7,136.

 (9) All Other Compensation for Mr. Bender includes the following: Company paid portion of individual life insurance policy: $166; and relocation expenses and tax adjustments in connection therewith: $98,242.
(10) Mr. Bender's employment with the Company commenced, October 11, 2000.
(11) All Other Compensation for Mr. Bettiga includes the following: Company paid portion of individual life insurance policy: $166; and 401(k) Company match: $7,923.
(12) Mr. Harig received a one-time performance bonus of $40,000 in connection with his role in addressing distribution issues at the Pamida Division.
(13) All Other Compensation for Mr. Harig includes the following: Company paid portion of individual life insurance policy: $166; and 401(k) Company match: $7,018.
(14) Mr. Ramsey's employment with the Company commenced May 7, 2001 and he resigned from the Company effective November 14, 2001. Formerly, Mr. Ramsey was President, Chief Operating Officer, ShopKo Division.
(15) Mr. Ramsey was granted a $50,000 bonus and 25,000 shares of restricted stock in connection with the commencement of his employment with the Company. Upon his resignation, the shares of restricted stock were forfeited.
(16) All Other Compensation for Mr. Ramsey includes the following: Company paid portion of individual life insurance policy: $96; relocation expenses and tax adjustments in connection therewith: $25,651; and payments in connection with Mr. Ramsey's resignation: $34,615.

Option Grants Table

   The following table sets forth information about stock option grants during the fiscal year ended February 2, 2002 to the six executive officers named in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    Individual Grants
                   ------------------------------------------------
                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                         Annual Rates of
                      Number of     % of Total                             Stock Price
                     Securities    Options/SARs Exercise                 Appreciation For
                     Underlying     Granted to   or Base                   Option Term
                    Options/SARs   Employees in   Price   Expiration   --------------------
Name               Granted (#) (1) Fiscal Year  ($/Share)    Date        5%($)     10%($)
----               --------------- ------------ --------- ----------    -------    -------
William J. Podany.     50,000          7.5%       9.12     11/27/11    286,776    726,747
Michael J. Hopkins     15,000          2.3%       9.12     11/27/11     86,033    218,024
Brian W. Bender...     12,500          1.9%       9.12     11/27/11     71,694    181,687
Michael J. Bettiga      7,500          1.1%       9.12     11/27/11     43,016    109,112
Steven T. Harig...     10,000          1.5%       9.12     11/27/11     57,355    145,349
Gary W. Ramsey....     50,000          7.5%       8.10     11/14/01(2)       0          0

--------
(1) One-third ( 1/3) of Company stock options vest and become exercisable on each successive anniversary of the date of grant. All stock options vest immediately upon a ''Change of Control,'' as defined in the Company's stock option award agreements.
(2) Upon the resignation of Mr. Ramsey from the Company, his unvested options terminated immediately.

Option Exercise and Fiscal Year End Value Table

   The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning stock options exercised during the last fiscal year and the number and value of options outstanding on February 2, 2002:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                       Number of Securities
                    Shares            Underlying Unexercised     Value of Unexercised
                   Acquired           Options/SARs at Fiscal   In-the-Money Options/SARs
                      on     Value         Year-End (#)         at Fiscal Year-End ($)
                   Exercise Realized ------------------------- -------------------------
Name                 (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----               -------- -------- ----------- ------------- ----------- -------------
William J. Podany.    0        0       166,000      234,000      80,400       730,525
Michael J. Hopkins    0        0        48,000       57,000           0       237,575
Brian W. Bender...    0        0             0       52,500           0       339,180
Michael J. Bettiga    0        0        48,240       25,500      11,232       100,370
Steven T. Harig...    0        0        12,000       28,000           0       109,270
Gary W. Ramsey (1)    0        0             0            0           0             0

--------
(1) Upon Mr. Ramsey's resignation from the Company, all his options, which were unvested, terminated immediately.

             Long-Term Incentive Plans--Awards in Last Fiscal Year

   The following table sets forth information about long term incentive plan awards granted during the fiscal year ended February 2, 2002 to the six executive officers named in the Summary Compensation Table pursuant to the Company's 2000 Executive Long-Term Incentive Plan (the ''2000 LTIP''):

                              Performance  Estimated Future Payouts
                                or Other   -------------------------
                              Period Until Threshold Target  Maximum
                               Maturation    (% of    (% of   (% of
           Name               or Payout(1)  Salary)  Salary) Salary)
           ----               ------------ --------- ------- -------
           William J. Podany.   1/31/04      28.5      60      120
           Michael J. Hopkins   1/31/04      23.7      50      100
           Brian W. Bender...   1/31/04      23.7      50      100
           Michael J. Bettiga   1/31/04      16.6      35       70
           Steven T. Harig...   1/31/04      16.6      35       70
           Gary W. Ramsey....   1/31/04      23.7      50      100

--------
(1) Upon attainment of performance criteria as set by the Compensation Committee during a performance period, an award in the amount of the participant's then-current annual base salary will be paid in the form of the Company's Common Stock, cash, or a combination thereof, as determined by the Compensation Committee. During fiscal year 2001, the Compensation Committee established performance criteria and award levels for the three-year fiscal period commencing February 4, 2001. For the three-year period, the performance criteria is cumulative net operating profit, on a pre-tax basis, and return on net assets. The Company has determined not to disclose its performance criteria on the basis that it is confidential business information.

Employment Agreements
   Mr. Girard has entered into an employment agreement with the Company to serve as the Company's Vice Chairman--Finance and Administration and, on an interim basis, its Chief Executive Officer. Under this agreement, Mr. Girard received a signing bonus of $100,000 and has an annual base salary of $500,000, subject to annual review by the Compensation and Stock Option Committee. On April 9, 2002, Mr. Girard was awarded 50,000 shares of restricted stock and options to purchase 50,000 shares of the Company's Common Stock. Mr. Girard will receive an additional amount of $8,333 per month for each full or partial month he serves as Interim Chief Executive Officer beginning in February 2003, and will receive a bonus of $100,000 upon the Company's employment of a new Chief Executive Officer or on February 1, 2003, whichever occurs first. Mr. Girard's initial term of employment as Vice Chairman--Finance and Administration under the agreement is three years. The term will be automatically renewed for one additional year on the third anniversary of the agreement date and on every subsequent anniversary thereafter unless it is terminated by either Mr. Girard or the Company under circumstances described in the agreement. If Mr. Girard's employment is terminated by the Company without cause, as defined in the employment agreement, or by Mr. Girard for good reason, also as defined in the employment agreement, he will be entitled to base salary continuation for the greater of two years or the remaining term of the employment agreement and various other benefits for the salary continuation period.


Indemnification of Directors and Officers

   The Company's Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Wisconsin Statutes. The Company has entered into agreements to indemnify its directors and certain officers, and may enter into similar agreements to indemnify additional officers, in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Wisconsin Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Severance Agreements

   The Company has entered into change of control severance agreements (the ''Severance Agreements'') with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a ''Change of Control'', the Company terminates the individual's employment other than for cause or disability, or the individual terminates the individual's employment for good reason, then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. A "Change of Control" is defined in each of the relevant Severance Agreements to be, among other things, certain business combinations and significant acquisitions of Company Common Stock. As of April 26, 2002, the multiple referred to in this paragraph was two each for Messrs. Hopkins, Bender, Bettiga, and Harig. With respect to Mr. Girard, the multiple referred to in this paragraph is three, unless he is not serving as the Interim Chief Executive Officer at the time of the Change of Control, in which case the multiple shall be reduced to two. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute ''parachute payments,'' as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the ''Code''), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

   The Company has reached an agreement in principle with respect to Mr. Podany's resignation as President and Chief Executive Officer of the Company. Mr. Podany will continue to provide certain transition and other related services for the Company through November, 2002. Mr. Podany will continue to receive his salary at the current level until April 8, 2004. In addition, Mr. Podany will enter into a non-competition agreement through such time.

Retirement Benefits

   Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, (''SERP'') which was adopted by the Compensation Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

Other Compensation

   The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended February 2, 2002, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Executive Compensation Principles

   The Company's Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the "Committee") believes the Executive Compensation Program must:

   . Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

   . Reward executives for long-term strategic management and achievement of business objectives.

   . Reward executives for the enhancement of shareholder value.

   . Support a performance oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

   . Differentiate compensation amounts according to individual performance.

   The Company's philosophy is to target medium levels of compensation and benefits, with top quartile compensation levels attainable for superior performance.

Executive Compensation Program

   The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the "EIP") payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary based on competitive norms. These competitive norms are based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales and not on the more diverse peer retail group used for purposes of the performance graph. This narrower focus is believed to be the most appropriate in fixing salaries. Additionally, the Committee seeks to fix such salaries in the medium range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

   . Surveys of external comparable positions.

   . Position matching validating responsibilities, organizational level and title with external comparable positions in the industry.

   . Compensation paid to comparable positions in comparably sized companies based on sales revenues derived from industry surveys.

   Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid comparable positions in comparably sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position matching by evaluation of responsibilities, organizational level and title.

   The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company's achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses paid by other retail companies having approximately 2-3 billion dollars in annual sales. The financial goals set by the Committee for the fiscal year ended February 2, 2002 were not achieved and, thus, no EIP awards were paid to the Company's senior executives with respect to fiscal year 2001.

   An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company's executives, on an overall average basis, receive compensation comparable to the survey norm.

   Long-term incentives have historically been provided primarily through grants of stock options and restricted stock. Under the Company's 1991 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Incentive Plan and the 2001 Stock Incentive Plan (the "Stock Option Plans"), the Committee has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. The size of stock option grants are based upon competitive practice and position level. Stock option grants align key executive officers' long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. During fiscal year 2001, the Committee evaluated the frequency, vesting, grant size and eligibility criteria it has traditionally used in granting stock options and determined to begin granting stock options annually for certain key executives. All Stock Option Plan participants eligible for an annual grant were granted stock option awards in the fiscal year ended February 2, 2002.

   Restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient receives dividends at the same rate as may be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest. During fiscal year 2001, one grant of restricted stock was made to a senior executive of the Company; however, that executive terminated his employment prior to the stock vesting and the shares were cancelled.

   In addition, the Committee has the ability to make awards to certain eligible executives pursuant to the Company's 2000 Executive Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to provide total compensation opportunities competitive with other similar companies and motivate participants to achieve long-range goals. Awards can be paid out in the Company's common stock, cash or a combination thereof. Under the Incentive Plan, the Committee has the discretion to determine, among other things, the individuals to whom awards may be given, performance periods, performance objectives to be achieved, and award levels. It is expected that all of the Company's executive officers will participate in the Incentive Plan. In the fiscal year ended February 2, 2002, target levels were set for three-year performance periods. No payments were made under the Incentive Plan in fiscal 2001.

   Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, ("SERP") which was adopted by the Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

   Key executives also participate in the Company's Profit Sharing Plan, which is funded entirely by Company contributions to such Plan. In this regard, key executive officers are treated in the same manner as any other Profit Sharing Plan participant. Committee approval is not required for participation by key executives in the Profit Sharing Plan. No Company contribution was made to the Profit Sharing Plan with respect to fiscal year 2001. Key executive officers may also participate in the Company's 401(k) Plan which is available to any teammate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes 100% of a teammate's personal contribution up to 3 percent of the teammate's base earnings and 50% of the next 2 percent of a teammate's personal contributions of the teammate's base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

   On occasion, the Committee may make adjustments to a particular executive's compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

   The Committee may also award additional bonus payments to certain executives when it determines that such an award is in the Company's and its shareholders' best interest. For example, on November, 29, 2000, the Committee authorized certain retention bonus payments to be paid to key executives in January, 2004, contingent upon such executives' continued employment with the Company ("Retention Bonuses"). These Retention Bonuses are intended to enable the Company to retain its key executives in an industry which has experienced numerous business failures, significant consolidation, and increased competition for executive talent.

Chief Executive Officer Compensation

   The Committee determined the Chief Executive Officer's compensation for the fiscal year ended February 2, 2002 based upon a number of factors and criteria. The Chief Executive Officer's base salary was established based on: surveys of external comparable positions; position-matching validating responsibilities; organizational level and title with external comparable positions in the industry; compensation paid to comparable positions in comparably sized companies based on sales revenue derived from industry surveys; and Committee review of the Chief Executive Officer's individual performance. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having approximately 2-4 billion dollars in annual sales, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary awarded falls well within industry norms.

   The EIP award consideration for the Chief Executive Officer was based on the Company's achievement of certain financial goals which include after tax earnings per share and return on net assets. The financial goals set by the Committee for the fiscal year ended February 2, 2002 were not achieved and, thus, no EIP award was paid to the Chief Executive Officer.

   In November 2001, the Company awarded nonqualified stock options to the Chief Executive Officer, along with other key employees, as disclosed in the compensation tables. These awards vest over a period of three years, in equal installments each year, and were granted at an exercise price equal to fair market value as of the date of grant.

   In the Committee's opinion, the total compensation package for the Chief Executive Officer in fiscal year 2001 appropriately reflects the Company's financial performance and the Chief Executive Officer's individual efforts in carrying out his overall responsibility for the Company.

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds 1 million dollars per executive. The Committee believes its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

                                          Compensation and Stock Option
                                            Committee

                                          Jack W. Eugster, Chairman
                                          Stephen E. Watson
                                          John G. Turner

                               PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, with the cumulative total return on the Wilshire 5000 Index and the cumulative total return for the S & P Retailing Index selected as the Company's peer group. Formerly, the Company selected the S & P Retail Composite Index as the Company's peer group, however, that industry index is no longer published. The comparison assumes $100 was invested on February 21, 1997 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                                    [CHART]

                Shopko          Whilshire          S&P Retailing
              Stores Inc.          5000                 Index

2/21/97        100.00             100.00                100.00
1/31/98        166.14             125.46                147.03
1/30/99        205.25             159.68                252.30
1/29/00        120.17             182.40                279.98
 2/3/01         58.07             159.40                282.21
 2/2/02         81.81             146.06                306.53

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility to the Company's shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of the Company's financial reports. During the fiscal year ended February 2, 2002, the Audit Committee met four times, and, in addition, the committee chair and members discussed the interim and year-end financial results of the Company with management and the independent auditors prior to publication of such results.

   Auditor Independence and Fiscal 2001 Audit. In discharging its duties, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." In addition, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed with management and the independent auditors the objectives and scope of the internal audit process and the results of the internal audit examinations.

   Fiscal 2001 Financial Statements and Recommendations of the Committee. The Audit Committee reviewed the Company's audited financial statements as of and for the fiscal year ended February 2, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 for filing with the Securities and Exchange Commission.

   Audit Fees. The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company's financial statements as of and for the fiscal year ended February 2, 2002 and (2) the review of the financial statements included in the Company's Form 10-Q filings for the fiscal year, were $701,000.

   Financial Information Systems Design and Implementation Fees. The independent auditors did not provide professional services during the fiscal year ended February 2, 2002 for the operation of the Company's information systems or the management of local area networks, nor did they design or implement a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements taken as a whole. Accordingly, no financial information systems design and implementation fees were paid to the independent auditors.

   All Other Fees. The aggregate fees billed by the independent auditors for the fiscal year ended February 2, 2002 for non-audit and non-information systems related services, were $627,000, including $525,000 for tax-related services. These services consisted of: (1) tax services related to an inventory accounting method change, federal tax audit support, tax compliance, tax consultation and planning, and acquisition and disposition; (2) audit related services related to employee benefit plans and SEC filings; and (3) other services related to a budgeting and forecasting assessment. The Audit Committee considered whether, and has determined that, the provision of these types of services is compatible with maintaining the independent auditors' independence.

                                          The Audit Committee:

                                          Jeffrey C. Girard, Chairman
                                          Stephen E. Watson
                                          Gregory H. Wolf

                                    ITEM 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending February 1, 2003 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

   Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required to Ratify Selection; Board's Recommendation

   Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending February 1, 2003 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

               PROPOSALS OF SHAREHOLDERS FOR 2003 ANNUAL MEETING

   Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2003 Annual Meeting and any other shareholder proposed business to be brought before the 2003 Annual Meeting must be submitted to the Company not later than January 29, 2003. Such shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations and shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2003 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060 on or before December 30, 2002. Proposals should be directed to Mr. Peter G. Vandenhouten, Corporate Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

   Other Proposed Action. The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

   Cost of Solicitation. The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Peter G. Vandenhouten
                                          Secretary

Dated: April 29, 2002

                               Please detach here

--------------------------------------------------------------------------------

           The Board of Directors Recommends a Vote FOR the Proposal.

1.   Election of Directors:    01 Martha A. McPhee
                               02 Gregory H. Wolf

          [_] Vote FOR         [_] Vote WITHHELD
              all nominees         from all nominees

          -----------------------------------------------------

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 1, 2003.

          [_] For      [_] Against      [_] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
      ---

Address Change? Mark Box [_]
indicated changes below:

Date _________________________________ 2002
               (Month) (Day)

[_] PLEASE CHECK BOX IF YOU ARE ATTENDING THE ANNUAL MEETING.

                                     -------------------------------------------
                                     Signature(s)
                                     Please sign exactly as name appears hereon.
                                     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              SHOPKO STORES, INC.

                               ANNUAL MEETING OF
                        SHOPKO STORES, INC. SHAREHOLDERS

                            Wednesday, May 29, 2002
                                   10:00 a.m.

                              St. Norbert College
                           Bemis International Center
                                100 Grant Street
                               DePere, Wisconsin

  Agenda

.. Elect two directors to serve until 2005.

.. Ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 1, 2003.

.. Transact such other business as may properly come before the meeting.


--------------------------------------------------------------------------------

[LOGO of ShopKo.]  ShopKo Stores, Inc.
                   700 Pilgrim Way, Green Bay, Wisconsin 54304             Proxy

--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.

     The undersigned hereby appoints Jeffrey C. Girard, Brian W. Bender and Peter G. Vandenhouten proxies, each with power to act without the other and with power of substitution, and hereby authorized them to represent and vote, as designated on the other side, all the shares of stock of ShopKo Stores, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 29, 2002 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)


                      See reverse for voting instructions.